UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):December 19, 2007
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of	(I.R.S. Employer Identification No.)	(Commission File Number)
incorporation or organization)

914 N Jefferson Street		72764
Springdale, Arkansas		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code		(479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
     The Company announced in a press release on December 20, 2007 (attached as an exhibit to this Form 8-K) that it has closed a $13.5 million bond financing to fund the construction of a plastic waste mining and reclamation facility near Watts, Oklahoma. When built, the facility is expected to significantly reduce the Company’s raw material costs and assure a more stable supply of plastics raw materials. In addition, the plant has the potential of producing new products for sale in the world plastics market, thereby generating additional revenue streams for the Company. The facility is expected to be in operation by the end of 2008.
     The Adair County, Oklahoma Industrial Authority Solid Waste Recovery Facilities Revenue Bonds, Series 2007 were issued by the County as tax-exempt limited revenue obligations, with the proceeds loaned to the Company for the development of the Oklahoma facility. Such loan is a direct financial obligation of the Company and the bonds are payable solely from the loan payments. The bonds were issued in an aggregate principal amount of $13,515,000. The Series 2007 bonds will mature December 15, 2023 and begin amortizing in pursuant to annual sinking fund payments on December 15, 2009. The bonds bear interest at a fixed interest rate of 8.0% per annum. The offering was underwritten by Gates Capital Corporation and the bonds were purchased by Allstate Investors, LLC, the investment management subsidiary of Allstate Insurance Company.
     The bonds are secured, in parity with other existing indebtedness to Allstate under a 2003 bond issue and a $5.0 million May 2007 loan, by mortgages on the Company facilities in Junction, Texas, and Springdale and Lowell, Arkansas, and a leasehold mortgage on the new Oklahoma facilities.
     The Company also granted a security interest in its revenues, cash and income, including accounts receivable, contract rights, chattel paper, general intangibles, profits and income, or other rights, and the proceeds of such rights, and in connection with such pledge the Company executed a deposit account control agreement with Liberty Bank of Arkansas to secure the bonds, subordinate to the interests of Liberty Bank of Arkansas (the Company’s current line of credit lender) and any replacement line of credit lender as to accounts receivable inventories.
     The Company also granted a security interest in all patents, trademarks and similar properties and executed a collateral assignment of the Wood-Plastic Composite Decking Supply Agreement between the Company and Weyerhaeuser Company.
     The Series 2007 bonds are callable for redemption in the circumstances and in the manner described below.
     Extraordinary Redemption. The Series 2007 bonds are redeemable upon the direction of the Company in whole or in part at any time at a redemption price equal to the principal amount of each Series 2007 Bond redeemed, and accrued interest thereon to the redemption date, upon the occurrence of events of damage, destruction or condemnation of the Watts, Oklahoma facility.
     The bonds are also redeemable upon the direction of the Company, in whole but not in part, at any time at a redemption price equal to 110% of the principal amount thereof, and accrued interest thereon to the redemption date, as a condition to the acquisition by any person of all or substantially all of the assets of the Company or in the event of the merger or consolidation of the Company.
     Redemption Upon a Determination of Taxability. Upon the occurrence of a determination of taxability, the Series 2007 Bonds are subject to mandatory redemption at a redemption price equal to 105% of the outstanding principal amount thereof, plus unpaid interest accrued to redemption date, at the earliest practicable date selected by the trustee, after consultation with the Company, but in no event later than 45 days following receipt of the trustee’s notification of the determination of taxability. The occurrence of a determination of taxability with respect to the Series 2007 bonds will not constitute an event of default under the indenture and the sole remedy of the holders will be mandatory redemption of the Series 2007 bonds.

     Mandatory Sinking Fund Redemption. The Series 2007 Bonds are subject to mandatory sinking fund redemption at a redemption price equal to 100 percent of the principal amount thereof and accrued but unpaid interest to the redemption date in the following principal amounts :

December 15	Principal	December 15	Principal
of the Year	Amount	of the Year	Amount
2009	$500,000	2016	$855,000
2010	540,000	2017	920,000
2011	580,000	2018	995,000
2012	625,000	2019	1,075,000
2013	675,000	2020	1,160,000
2014	730,000	2021	1,255,000
2015	790,000	2022	1,355,000
		2023	1,460,000

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

10.1	Loan Agreement dated December 19, 2007 related to Series 2007 8% Bonds.
10.2	Indenture of Trust dated December 19, 2007 related to Series 2007 8% bonds.
99.1	Press release issued December 20, 2007 announcing the bond issuance.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
     ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.

By:	/s/ JOE G. BROOKS

Joe G. Brooks
Chairman, Chief Executive Officer and President
Date: December 21, 2007

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